AGREEMENT AS TO STUDIO INVESTMENT
AND
EXCLUSINVE RIGHT TO BROADCAST

This Agreement entered into this 12th day of April, 2000 between KINGDOM VISION NETWORK, INC. a Colorado corporation, 253 East Warner Road, Suite 112, Tempe, Arizona 85284 (hereinafter "KVN" and BEYTH SHAN FOUNDATION MINISTRIES, INC., a New York not-for-profit corporation, 6727 Heritage Business Court, Suite 722, Chattanooga, Tennessee 37421 hereinafter "BEYTH SHAN"). WITNESSETH:

WHEREAS, KVN is a television network providing spiritual and family oriented programming; and

WHEREAS, BEYTH SHAN is a ministry which owns a property in the Eastern Tennessee Smoky Mountain region which is used as a retreat and meeting center for various ministries including Mark Hanby Ministries. Such property has a large meeting hall with dormitory facilities and a proposed site for a "Christian Congress" building; and

WHEREAS, KVN AND BETYH SHAN desire to bring about the broadcasting of various ministry meetings to the audience of KVN as well as the full coverage of the "Christian Congress" meetings.

NOW THEREFORE, as consideration for the mutual promises set forth herein, it is agreed by and between KVN and BEYTH SHAN as follows:

1. Description of Building Upgrades. KVN, in order to more effectively broadcast the various ministry meetings that will originate from the meeting hall as well as programs KVN has contracted for with Dr. Mark Hanby and other ministers, agrees to spend up to $500,000.00 to build a studio and provide permanent broadcasting equipment to be housed at the meeting hall. Such money shall be paid to BEYTH SHAN who shall contract with its builders to build the studio and broadcast facility to KVN specifications. It is anticipated that the first live broadcasts will not begin until the summer of 2001.

2. Consideration. As consideration for the expenditure by KVN of the monies necessary to provide a broadcast studio at the meeting hall, BEYTH SHAN agrees that KVN is granted the exclusive right to use such facilities and to broadcast any and all meetings held at the meeting hall for a period of ten (10) years from the date of the first live broadcast from the facilities including all "Christian Congress" sessions.
KVN will begin its broadcast of meetings from the BEYTH SHAN facilities with the 'Father/Son' meetings of the Mark Hanby Ministries on June 21-23, 2001; August 2-4, 2001, September 20-22, 2001 and November 1-3,
2001.

3. Renewal of Exclusive Broadcast Rights. The exclusive broadcast period may be extended at the option of KVN for an additional five (5) year period if: (a) BEYTH SHAN is still a shareholder of KVN and (b) KVN serves written notice of such extension on BEYTH SHAN at its address at least sixty (60) days prior to the end of the initial exclusive broadcast period. If BEYTH SHAN is no longer a shareholder in KVN, then KVN must request an extension from BEYTH SHAN at least sixty (60) days prior to the end of the initial exclusive broadcast period. Such extension under the non shareholder situation rests solely in the discretion of BEYTH SHAN.

4. Governing law. This Agreement shall be governed by the laws of the State of Tennessee.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above mentioned.

KINGDOM VISION NETWORK, INC.              BETH SHAN FOUNDATIONAL
                                           MINISTRIES, INC.


By:  Mark D. Hanby, II                    By:  Mark D. Hanby
     Executive Vice President                  President